DEAN WITTER DIVIDEND GROWTH SECURITIES INC.
                     Two World Trade Center
                    New York, New York  10048






                                             March 28, 1996



Dean Witter Dividend Growth Securities Inc.
Two World Trade Center
72nd Floor
New York, NY  10048

Dear Sirs:

     In connection with the public offering of common shares, $.01 par value, of Dean Witter Dividend Growth Securities Inc. ("the Fund"), I have examined such corporate records and documents and have made such further investigation and examination as I have deemed necessary for the purpose of this opinion.

     It is my opinion, as Legal Counsel for the Fund, that the Fund is a corporation duly organized and validly existing under the laws of the State of Maryland and that the common shares covered by the Rule 24f-2 Notice, dated March 28, 1996 (File No. 2-70423 and 811-3128), were issued and paid for in accordance with the terms of the offering, as set forth in the prospectus filed as part of the Registration Statement, as amended, of the Fund and were legally issued, fully paid and non-assessable by the Fund.

     I hereby consent to the filing of this opinion as an exhibit
to the Notice pursuant to Rule 24f-2.   In giving this consent, I
do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                        Very truly yours,
                                        /s/ Sheldon Curtis
                                        Sheldon Curtis
                                        General Counsel

SC:mm/24f-2/opinion.dgr